FOR IMMEDIATE RELEASE

Media Contact:
Jonathan Brust
Glowpoint, Inc.
(973) 391-2086
jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Names David W. Robinson as Executive Vice President and General Counsel

HILLSIDE, N.J. May 5, 2006 --Glowpoint, Inc. (OTC:GLOW.PK), the world’s leading broadcast-quality, IP-based video managed service provider, announced that David W. Robinson has joined the company as Executive Vice President and General Counsel. Mr. Robinson most recently served as Vice President and General Counsel of Con Edison Communications from August 2001 until March 17, 2006, when Con Edison Communications was purchased by RCN Corporation from Con Edison, Inc. Mr. Robinson earned his Juris Doctorate from Boston College Law School and B.A. from the University of Pennsylvania (magna cum laude).

“We are excited to have David join us,” said Mike Brandofino, Glowpoint’s President and Chief Executive Officer. “In addition to having proven legal and business talents, David has a history of diligently managing budgets and controlling legal expenses. In addition to relying on David’s business acumen as we continue to engage potential strategic partners, his hiring is a key component of our restructuring plan, designed to reduce and control costs. By bringing legal resources in-house, we expect to save approximately 40% of the legal expenses we have seen in recent quarters.”

“I am thrilled to join Glowpoint at a time when they have started taking the steps necessary to turn the corner and become a profitable business,” said Mr. Robinson. “I am very optimistic about Glowpoint’s future and look forward to working closely with the executive team to drive key partnerships and explore our strategic opportunities; all while we continue to bring costs in line and protect the Company’s best interests.”

About Glowpoint
Glowpoint, Inc. (OTC:  GLOW.PK) is the world's leading broadcast-quality, IP-based video managed service provider.  Glowpoint offers video conferencing, bridging, technology hosting and IP broadcasting services to enterprises, SOHOs, broadcasters, and consumers worldwide.  The Glowpoint network carries an average of more than 60,000 video calls per month worldwide.  Glowpoint is headquartered in Hillside, New Jersey.  To learn more about Glowpoint, visit us at www.Glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.